BELMONT SAVINGS BANK

For Immediate Release Contact:  Andy Hoglund (617) 391-9644

BSB Bancorp, Inc., parent of Belmont Savings Bank, Appoints Longtime Belmont Resident and Active Community Participant to Board of Directors

Belmont –Robert Morrissey, Chairman of the BSB Bancorp Board of Directors, has announced the appointment of M. Patricia Brusch to the Belmont Savings Board of Directors. A longtime Belmont resident, Ms. Brusch has served as a Director and the Treasurer on the Belmont Savings Bank Foundation Board of Directors since 2011.

"Pat's decades of experience in the town, as well as her extensive work on behalf of the community, have made her a perfect selection for Director," said Morrissey. "It is a privilege having her join as a member of the Board, and I look forward to working with her."

Ms. Brusch has deep roots in the Belmont community, particularly as a current and former member of several community boards and organizations. Previously she served as the chair of the Belmont Warrant Committee, and currently sits on the town's capital budget and permanent building committees. From 1990-2010, she acted as a Corporator for Belmont Savings. She has acted as a Town of Belmont town meeting member since 1987. A former professional nurse, she is a graduate of Georgetown University.

"As President of Belmont Savings, I am thrilled that Pat has agreed to join the Board. We welcome her diligent contributions, and extensive knowledge of the Bank and the Belmont community," said Robert Mahoney, President and CEO of Belmont Savings.

Ms. Brusch is an additional appointment to the Board. She becomes the 11th Director on the Board.

About BSB Bancorp, Inc.

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. Belmont Savings Bank is a $2.29 billion, full-service Massachusetts savings bank dedicated to quality, convenience, and personalized service. The Bank builds on a proud history of financial strength and a tradition of active involvement in the community.  Belmont Savings Bank provides a full range of banking services for professional commercial real estate investors, developers and managers as well as individuals and local small business owners through two full-service offices in Belmont, one full-service office in Watertown, and three full-service Shaw's supermarket branches in Waltham, Newton and Cambridge. The Company's common stock is traded on the NASDAQ Capital Market under the symbol "BLMT".  Find out more information by visiting: https://www.belmontsavings.com. Member FDIC.  Member DIF.

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